Exhibit 99.1

MEDIA CONTACT:

Amy Patti

312 780 5620

amy.patti@hyatt.com

INVESTOR CONTACT:

Atish Shah

312 780 5427

atish.shah@hyatt.com

HYATT ANNOUNCES SALE OF 38 SELECT SERVICE HOTELS

CHICAGO (September 18, 2014) – Hyatt Hotels Corporation (NYSE: H) today announced that Hyatt affiliates have agreed to sell 38 hotels to a company organized by Lone Star Funds (the “Purchaser”) for approximately $590 million. The portfolio of 38 hotels (the “Hyatt Portfolio”) consists of Hyatt Place and Hyatt House hotels totaling 4,950 rooms. As part of the sale, Hyatt will enter into franchise agreements with the Purchaser, with all hotels maintaining their existing Hyatt Place and Hyatt House branding.

The Purchaser intends to spend approximately $50 million in additional capital expenditures across the Hyatt Portfolio over the next 24 months. Aimbridge Hospitality, LLC will manage the hotels for the Purchaser.

“Hyatt utilized its strong balance sheet and industry expertise to launch the Hyatt Place and Hyatt House brands. We are now leveraging that brand equity to recycle capital while maintaining a long-term brand presence in multiple markets,” said Steve Haggerty, global head of capital strategy, franchising and select service for Hyatt. “We believe the renovations planned for the portfolio will help maintain the brands’ reputation as the leading brands in their segments and we look forward to deepening our relationship with Lone Star and Aimbridge.”

The transaction is expected to be completed in November 2014 and is subject to customary closing conditions and approvals. The Hyatt Portfolio comprises the following hotels:

Property	City	State	Rooms
Hyatt House Boston/Burlington	Burlington	MA	150
Hyatt House Branchburg	Branchburg	NJ	139
Hyatt House Sterling/Dulles Airport-North	Sterling	VA	162
Hyatt House Fishkill/Poughkeepsie	Fishkill	NY	135
Hyatt House Morristown	Morristown	NJ	132
Hyatt House Raleigh Durham Airport	Morrisville	NC	141
Hyatt House Parsippany-East	Parsippany	NJ	140

Hyatt House Parsippany Whippany	Whippany	NJ	135
Hyatt House Philadelphia/Plymouth Meeting	East Norriton	PA	131
Hyatt House Richmond-West	Richmond	VA	134
Hyatt House Shelton	Shelton	CT	127
Hyatt Place Albuquerque Airport	Albuquerque	NM	127
Hyatt Place Atlanta/ Alpharetta/Windward Parkway	Alpharetta	GA	127
Hyatt Place Atlanta/ Norcross/Peachtree	Norcross	GA	126
Hyatt Place Birmingham/Inverness	Birmingham	AL	126
Hyatt Place Boise/Towne Square	Boise	ID	127
Hyatt Place Charlotte Airport/Tyvola Road	Charlotte	NC	127
Hyatt Place Chicago/Itasca	Itasca	IL	126
Hyatt Place Cincinnati Airport/Florence	Florence	KY	126
Hyatt Place Cincinnati- Northeast	Mason	OH	127
Hyatt Place Cleveland/ Independence	Independence	OH	127
Hyatt Place Denver Airport	Aurora	CO	126
Hyatt Place Detroit/Auburn Hills	Auburn Hills	MI	127
Hyatt Place Detroit/ Livonia	Livonia	MI	127
Hyatt Place Lakeland Center	Lakeland	FL	127
Hyatt Place Louisville-East	Louisville	KY	121
Hyatt Place Memphis/ Primacy Parkway	Memphis	TN	126
Hyatt Place Mystic	Mystic	CT	79
Hyatt Place Oklahoma City Airport	Oklahoma City	OK	126
Hyatt Place Omaha/ Downtown-Old Market	Omaha	NE	159
Hyatt Place Nashville/ Brentwood	Brentwood	TN	124
Hyatt Place Nashville/ Opryland	Nashville	TN	123
Hyatt Place Pittsburgh Airport	Pittsburgh	PA	127
Hyatt Place Pittsburgh/ Cranberry	Cranberry Township	PA	127

Hyatt Place Richmond/ Arboretum	Richmond	VA	127
Hyatt Place Sacramento/ Rancho Cordova	Rancho Cordova	CA	127
Hyatt Place Secaucus/ Meadowlands	Secaucus	NJ	159
Hyatt Place Tampa/ Busch Gardens	Tampa	FL	126

Hyatt continues to market six additional select service hotels. The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™ and Hyatt Ziva™ brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt Residences® and Hyatt Residence Club®. As of June 30, 2014, the Company’s worldwide portfolio consisted of 563 properties in 48 countries. For more information, please visit www.hyatt.com.

Forward-Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, failure to successfully complete the proposed transaction, including the occurrence of any event, change or circumstance that could give rise to the termination of the purchase agreement (including the failure to satisfy conditions to completion or obtain required approvals); the actual timing of closing; the ability to fund and complete certain capital improvements; and other risks discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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